Exhibit 10.2

FIRST AMENDMENT TO UNION DRILLING, INC. 2005 STOCK OPTION PLAN AND

ITS ACCOMPANYING FORM OF STOCK OPTION AGREEMENT

This First Amendment (the “First Amendment”) to each of the Union Drilling, Inc. 2005 Stock Option Plan and its accompanying Form of Stock Option Agreement, entered into to be effective as of November 27, 2007 (the “Effective Date”), amends each of that certain 2005 Stock Option Plan and Form of Stock Option Agreement, adopted as of August 3, 2005 (the “Plan”) by Union Drilling, Inc. (the “Company”) and that certain Form of Stock Option Agreement accompanying the Plan (the “Agreement”).

WHEREAS, the Board desires to amend certain provisions contained in the Plan and the Agreement;

NOW, THEREFORE, the Plan and the Agreement, as applicable, shall be amended as provided for below:

1. Capitalized terms used but not defined herein shall have the same meanings as set forth in the Plan and/or the Agreement.

2. Section 2 of the Plan is hereby amended to add the following defined term in appropriate alphabetical order:

“Ten Percent Stockholder” means an Employee who, at the time of grant of an Option to him or her, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company.”

3. The last sentence of the definition of the term “Fair Market Value” is hereby amended by adding the phrase “by reasonable application of a reasonable valuation method in accordance with Section 409A of the Code.” in place of the phrase “for all purposes.”

4. The last sentence of Paragraph 3(a) of the Plan is hereby amended by inserting the following phrase at the conclusion of the sentence “; provided, however, that for purposes of meeting the requirements of Section 162(m) of the Code, no Employee who is a covered employee under Section 162(m) of the Code shall receive a grant of options in excess of the amount specified under Section 4(a)(iv)(C) below, computed as if any Option which is canceled reduced the maximum number of shares of Stock available under the Plan.”

5. Paragraphs 4(c) and 4(e) of the Plan are hereby deleted in their entirety and shall be amended to read in their entirety as set forth below:

(c) The Option exercise price per share shall be determined by the Board at the time the Option is granted and shall be at least equal to the par value of one share of Stock if the Stock has a par value; provided, however, that the exercise price for an Option (other than a Substitute Option) shall be not less than the Fair Market Value of the Stock on the date of grant, or in the case of an incentive stock option granted to a Ten Percent Stockholder, 110 percent of the Fair Market Value on the date of grant all as provided in the Option Agreement.

(e) (i) If an Employee who has been granted an Option Retires, his or her Options may be exercised, to the extent that the Employee shall have been entitled to do so on the date of his or her Retirement, at any time, or from time to time, within three months after the date of the Employee’s Retirement or within such other period, and subject to such terms and conditions, as the Board may specify, but no later than the earlier of the initial term of the Option as provided in the Option Agreement and the expiration date specified in Section 4(b) above.

(ii) If the Employee’s employment by a Participating Company terminates because of his or her death or Disability, he or she may exercise his or her Options (or such Options may be exercised by his or her Beneficiary in the case of his or her death, including, if applicable, his or her executors or administrators), to the extent that he or she shall have been entitled to do so at the date of the termination of his or her employment, at any time, or from time to time, within twelve months after the date of the termination of his or her employment or within such other period, and subject to such terms and conditions, as the Board may specify, but not later than the earlier of the initial term of the Option as provided in the Option Agreement and the expiration date specified in Section 4(b) above.

(iii) If an Employee’s employment by a Participating Company voluntarily terminates or if his or her employment terminates because of involuntary termination of employment by the Participating Company with cause (as determined by the Board in its sole discretion either before or after such termination of employment), all outstanding Options shall be forfeited as of the date of termination or at such later date, and subject to such terms and conditions, as the Board may specify, but not later than the earlier of the initial term of the Option as provided in the Option Agreement and the expiration date specified in Section 4(b) above.

(iv) If an Employee’s employment terminates because of involuntary termination of employment by the Participating Company without cause (as determined by the Board in its sole discretion) he or she may exercise his or her Options to the extent that he or she shall have been entitled to do so at the date of the termination of his or her employment, at any time, or from time to time, within three months after the date of the termination of his or her employment, or within such other period, and subject to such terms and conditions, as the Board may specify, but not later than the earlier of the initial term of the Option as provided in the Option Agreement and the expiration date specified in Section 4(b) above.

6. Article IV, Section 2, of the Agreement is hereby amended to update the Company’s office address for notices to the following office address: 4055 International Plaza, Suite 610, Fort Worth, TX 76109, Attention: Chief Executive Officer.

7. All terms and conditions of the Plan and the Agreement, each as amended hereby, remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this First Amendment as of the Effective Date.

UNION DRILLING, INC.

By:

Name:

Title:

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